Exhibit 10.2

3340 PEACHTREE ROAD NE, SUITE 2250, ATLANTA, GA 30326

Tel: (404) 842 2600 Fax: (404) 842 2626

www.prxi.com

www.rmstitanic.net

August 19, 2008

PERSONAL AND CONFIDENTIAL

VIA ELECTRONIC MAIL – bwainger@prxi.com

Brian Wainger, Esq.

281 Independence Blvd.

Suite 440

Va. Beach, Va. 23462

Re: Consulting and Severance Agreement

Dear Brian:

This Consulting and Severance Agreement (“Agreement”) is entered into by you and Premier Exhibitions, Inc. (“Premier” or the “Company”), and evidences the agreement among you and Premier with respect to the transition from your status as an employee and an officer to that as a consultant, and also memorializes the terms of your severance agreement with the Company, effective as of August 19, 2008 (the “Transition Date”), as follows:

1. Execution of this Agreement reflects your agreement and consent to terminate that certain Employment Agreement dated April 18, 2008 between you and Premier, and reflects your resignation from employment with Premier, effective as of the Transition Date. Effective as of the Transition Date, you will no longer serve as an employee or officer of Premier, nor will you serve as the Company’s corporate secretary. You waive any right to severance or other benefits under the Employment Agreement except as specifically set forth herein.

2. In consideration of your past services to the Company, and for your future services as a consultant to the Company as set forth in paragraph 3 below, the mutual release set forth in paragraph 6 and the representations and agreements set forth in this Agreement, the Company agrees to pay you the compensation described in paragraph 4 below, subject to the terms and conditions set forth in this Agreement.

3340 PEACHTREE ROAD NE, SUITE 2250, ATLANTA, GA 30326

Tel: (404) 842 2600 Fax: (404) 842 2626

www.prxi.com

www.rmstitanic.net

3. You agree to serve as a consultant to the Company with respect to legal, financial, strategic, administrative and other business matters affecting the Company, through February 28, 2009 in keeping with section 4(a) of this Agreement (“Consulting Period”). You shall be available as you and Premier agree to provide such consulting services during the Consulting Period during the hours of 8:30 am through 5:30pm Monday through Friday. You may devote time in other businesses or opportunities that you would like during the Consulting Period, provided the same does not unreasonably interfere with your consulting services for the Company. The Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you and which are directly related to your consulting services under this Agreement including but not limited to internet and telephone services at your office, and all reasonable travel expenses, when you travel on behalf of the company. Such travel will be reasonable and scheduled in advance. You will perform your consulting services from your office located at 281 Independence Blvd., Suite 440, Va. Beach, Va. 23462 or your home located at 3105 Poplar Bend, Va. Beach, Va. 23452 or at such other locations as you approve.

4. Subject to the Agreement becoming effective, the Company agrees to pay you a consulting fee as follows:

(a)	A consulting fee from the Transition Date through the end of the Consulting Period of $20,833.33 per month payable in bi-weekly installments by direct deposit to you or your consulting firm at your election. For the month of August, 2008, the fee paid to you will be allocated pro rata by the number of days remaining in the month after the Transition Date.

(b)	A severance fee from March 1, 2009 through March 15, 2010 (the “Severance Period”) of $20,833.33 per month payable in bi-weekly installments by direct deposit to your or your consulting firm at your election.

(c)	You shall have the right to participate in the Premier medical and dental insurance programs to be paid by the Company through the conclusion of the Severance Period. Nothing herein shall affect any of your rights as a former employee under any other Premier employee benefit plan.

(d)

All vested and unvested options to purchase Company stock granted to you pursuant to any plan, option agreement, employment agreement or otherwise (“Options”) shall remain outstanding, shall continue to vest according to their schedules, shall be subject to the terms and conditions of those governing stock option agreements, your Employment Agreement, or the Company’s relevant stock option plans, and shall not be altered as a result of this Agreement except that: (a) notwithstanding anything to the contrary in any of the Company’s stock option plans, your option agreements or your Employment Agreement, you shall be entitled to exercise any or all of your Options through March 31, 2011; and (b) notwithstanding anything to the contrary in any of the Company’s stock option plans, your option agreements or your employment agreement you may elect, at your sole discretion, to exercise any or all of your Options through a “cashless exercise” provision and receive the Net Issue Exercise Shares as that term is defined in, and accordance with Exhibit A attached hereto.

(e)	The Company will continue to pay rent for your office at 281 Independence Blvd., Suite 440, Va. Beach, Va. 23462 through the end of the current lease (until May, 2009).

(f)	You are entitled to keep all office hardware currently in your possession including the laptop computer, scanner, printer, telephone, docking station, laptop and monitor.

(g)	You will retain the Company Blackberry and the Company will pay the monthly service charge for your Blackberry service through the Consulting Period.

5. The parties hereto acknowledge that your service as a consultant to the Company may expose you to risks of liability arising from, and pertaining to your work for the Company. In addition to any and all obligations that the Company may have to indemnify you for your past services to the Company as an employee and officer of the Company, Premier shall defend, indemnify and hold you harmless from any actual cost, loss, damages, attorneys’ fees, or liability actually suffered or incurred by you arising out of your services under this Agreement. The Company will not have any obligation to you under this section for any loss suffered if you voluntarily pay, settle, compromise, confesses judgment for, or admit liability with respect to this provision without the approval of the Company. Within thirty (30) days after you receive notice of any claim or action which may give rise to the application of this section, you shall notify the Company or its counsel in writing of the claim or action with a copy thereof. Your failure to timely notify the Company of the claim or action will relieve the Company from any obligation to you under this section. You will reasonably assist the Company in the defense of any action. The Company will not indemnify you for any acts which could have resulted in for cause termination pursuant to section 5(a) of your April 18, 2008 employment agreement. Your indemnification, as described in this Paragraph 5, will survive the termination of your relationship with the Company under this Agreement. The parties will ensure that you are an additional insured under the Company’s current policies, or the Company will purchase insurance to cover your consulting services on behalf of the Company in the amount of three millions dollars with a tail period of seven years.

6. Brian Wainger and Premier, on behalf of themselves, and their respective parent and subsidiary corporations, heirs, executors, officers, directors, employees, investors, stockholders, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators, parent and subsidiary corporations, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

(a)	any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;

(b)	any and all claims for wrongful discharge of employment; breach of contract, both express and implied; quantum meruit, breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

(c)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, and the Americans with Disabilities Act of 1990;

(d)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(e)	any and all claims for attorneys’ fees and costs.

(f)	You and the Company agree that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

7. Restrictive Covenants.

a)	No Conflict of Interest with the Company. You covenant and agree that, during the Term of this Agreement, and thereafter, you will not, without the prior written consent of the Company, represent a client where such representation creates a conflict of interest for you. Moreover, nothing herein shall restrict your ability to engage in the practice of law.

b)

Disclosure of Confidential Information. You acknowledge that during your employment you gained and had access to confidential information regarding the Company and its subsidiaries and affiliates. Moreover, during the term of this Agreement you will gain and have access to additional confidential information. You acknowledge that such confidential information as acquired and used by the Company or any of its subsidiaries or affiliates constitutes a special, valuable and unique asset in which the Company or any of its subsidiaries or affiliates, as the case may be, holds a legitimate business interest. All records, files, materials and confidential information (the “Confidential Information”) obtained by you in the course of your employment with the Company and during the term of this

Agreement shall be deemed confidential and proprietary and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates, as the case may be. You will not, except as required by law or except in connection with and as required by your performance of your duties under this Agreement, for any reason use, for your own benefit or the benefit of any person or entity with which you may be associated, or disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior consent of the Board of Directors of the Company, unless such information previously shall have become public knowledge through no action by or omission of yours.

c)	Subversion, Disruption or Interference. At no time during the term of the Agreement shall you, directly or indirectly, interfere, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the employees of, or consultants to, the Company to terminate their relationship with or compete with or ally against the Company or any of its subsidiaries or affiliates in the business in which the Company or any of its subsidiaries or affiliates is then engaged.

d)	Enforcement of Restrictions. You agree that any violation by you of the covenants contained in this Section 6 will likely cause irreparable damage to the Company or its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

8. This Agreement supersedes any prior agreement, and constitutes the entire agreement, among you and Premier with respect to the subject matter hereof, and may not be altered or modified other than in writing signed by all the parties hereto. This Agreement shall remain binding upon any successor to Premier (whether direct or indirect, by purchase, merger, consolidation or otherwise). This Agreement shall inure to the benefit of, and be enforceable by each of the parties’ successors, assigns and by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

9. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida and the sole and exclusive venue for any litigation arising out this Agreement will be the Circuit Court Hillsborough County, Tampa, Florida or the United States District Court for the Middle District of Florida, Tampa Division.

10. Notwithstanding anything to the contrary herein, the parties retain the right to file an action based on a breach of this Agreement. The prevailing party in an action to enforce a breach of this Agreement shall be entitled to recover his or its costs and expenses, including reasonable attorneys’ fees, incurred in the prosecution/defense of such action.

11. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A signature transmitted by facsimile or electronic mail shall be deemed to be an original signature for all purposes.

12. Should any provision of this agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, that holding shall not affect the validity of the remainder of this agreement, the balance of which shall continue to be binding upon Premier and you with any modification to become a part hereof and treated as though contained in this original agreement.

If this Agreement correctly sets forth your understanding, please execute and return the enclosed copy of this Agreement.

Very truly yours,

PREMIER EXHIBITIONS, INC.

By:	/s/ Arnie Geller
Arnie Geller, Chairman

AGREED August 19, 2008

By:	/s/ Brian Wainger
Brian Wainger